Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Earthstone Energy, Inc. for the year ended December 31, 2022, as well as in the notes to the financial statements included therein. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and to our reserves report dated January 23, 2023 into the Registration Statements on Form S-3 (File Nos. 333-205466, 333-213543, 333-218277, 333-224334, 333-254099, 333-254106, 333-258455, 333-260824, 333-265982, 333-266020, 333-266164, 333-266165 and 333-267256) and Form S-8 (File Nos. 333-210734, 333-221248, 333-227720, 333-240998 and 333-258456) filed with the U.S. Securities and Exchange Commission.

Sincerely,

/s/ W. Todd Brooker
W. Todd Brooker, P.E. President Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

March 8, 2023